Resonant Inc. Reports First Quarter 2018 Financial Results
and Provides Business Update and Financial Outlook

Ends Q1 2018 with Cash of Approximately $33 Million, Royalty Revenues Begin to Ramp, and Unit Volume Milestone of Over 10 Million Achieved

GOLETA, CA - May 9, 2018 - Resonant, Inc. (NASDAQ: RESN), a leader in transforming the way radio frequency, or RF, front-ends are being designed and delivered for wireless devices, today announced financial results for the first quarter ended March 31, 2018 and provided a business update.

Key Highlights:

•
Revenues of $157,000 in Q1 2018. Given current customer plans, Resonant's revenues are expected to increase significantly quarter over quarter through the balance of the year, trending towards mid seven digits for the fiscal year

•	Customer unit volume shipments ramped significantly, achieving a new milestone of over 10 million in Q1 2018

•	Independent teardown confirms Resonant technology included in high volume tier-one phones

•	Closed underwritten public offering of common stock for net proceeds of $21.2 million, including the over-allotment that closed in early April 2018

Management Commentary
“In Q1, we completed a public offering that injected significant capital into the company, and shortly after, we reached an agreement with one of our largest investors to expand the size of our board and avoid a proxy contest at this year’s stockholders’ meeting,” said George B. Holmes, CEO of Resonant. “These events have positioned us to capitalize on the momentum we have established since early 2016, which we believe has made Resonant a significantly more valuable company.

“Today, Resonant is in the strongest position in its history. Our balance sheet is healthier than ever, ending the first quarter with approximately $33 million in cash, which we expect to take us to cash flow break-even territory. From a capability standpoint, we’ve continued to invest in our ISN Platform, IP and team to ensure we continue to grow and execute on the promise of delivering designs faster, better and cheaper for our customers. We have more customers, with stronger relationships than ever before, with over 50 designs contracted of increasing complexity that total a potential value of over $450 million in end product revenues for our customers. We also enabled two completely new segments of the market-fabless filter companies and pure play foundries/packaging companies -and have continued to expand that footprint in 2018.”

Holmes, continued: “We have also de-risked the technology, as filters that utilize our designs are now included in two separate handsets available on the market today, which has been confirmed by independent teardowns. As a result of these wins, we have also achieved a new milestone with over 10 million units shipped in Q1 of 2018. With these successes, we are including for the first time limited revenue guidance for the balance of 2018. As volumes continue to ramp, we expect a better line of sight towards future revenues, and ultimately, profitability, and will update our financial guidance as visibility improves.

“Given this strength, we expect 2018 to be a breakout year for Resonant. Our continued execution will allow us to grow our customer base and expand agreements with current customers-all while continuing to invest in our core infrastructure to ultimately support a much more robust and mature organization.”

Financial Results for the First Quarter 2018

Revenue for the first quarter of 2018 was $157,000 using the new revenue recognition standard which became effective for us on January 1, 2018. This compared to $171,000 for the fourth quarter of 2017 using the previous guidance. Royalty revenue for the first quarter of 2018 totaled $50,000 and was the highest quarter to-date.

Research and development expenses for the first quarter of 2018 were $3.3 million, compared with $3.1 million for the fourth quarter of 2017.

General and administrative expenses was $2.7 million for both the first quarter of 2018 and the fourth quarter of 2017.

Operating loss in the first quarter of 2018 totaled $5.8 million, compared to an operating loss of $5.6 million in the fourth quarter of 2017.

The net loss in the first quarter of 2018 was $5.7 million, or $(0.28) per share, based on 20.2 million shares outstanding and was a net loss of $8.3 million, or ($0.48) per share, based on 17.3 million shares outstanding, for the fourth quarter of 2017. There were $2.7 million dollars of non-cash warrant inducement expense included in the net loss for the fourth quarter of 2017 that did not re-occur or impact the first quarter of 2018.

Non-GAAP basis, adjusted EBITDA in the first quarter of 2018 was $(4.6) million, or $(0.23) per fully diluted share, compared to $(3.4) million, or $(0.19) per fully diluted share for the same quarter in 2017.

Cash and cash equivalents and investments at March 31, 2018 totaled $32.9 million, compared to $19.5 million of cash and cash equivalents at March 31, 2017. In March 2018, Resonant closed of an underwritten public offering for 5,714,286 shares of its common stock at a per share price to the public of $3.50. Subsequent to the quarter, the underwriters exercised in full their 30-day option to purchase an additional 857,142 shares at $3.50 per share to cover over-allotments in connection with the offering. Collectively, Resonant received net proceeds of $21.2 million from the offering, after deducting the underwriting discount and estimated offering expenses.

Conference Call
Management will host an investor conference call today at 2:00 p.m. PDT (5:00 p.m. EDT) to discuss Resonant’s first quarter 2018 financial results, provide a corporate update, and conclude with a Q&A from participants. To participate, please use the following information:

Date: Wednesday, May 9, 2018
Time: 2:00 p.m. Pacific daylight time (5:00 p.m. Eastern daylight time)
U.S. Dial-in: 1-877-451-6152
International Dial-in: 1-201-389-0879
Conference ID: 13678907
Webcast: http://public.viavid.com/index.php?id=129350

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through June 9, 2018. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 13678907. A webcast will also be available for 30 days on the IR section of the Resonant website or by clicking here: RESN Q1 2018 Webcast.

Note about Non-GAAP Financial Measures
A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization, stock-based compensation and warrant inducement expenses. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About Resonant Inc.
Resonant (NASDAQ: RESN) is transforming the market for RF front-ends (RFFE) by disrupting the RFFE supply chain through the delivery of solutions that leverage our Infinite Synthesized Network (ISN) software tools platform, capitalize on the breadth of our IP portfolio, and are delivered through our services offerings. In a market that is critically constrained by limited designers, tools and capacity, Resonant addresses these critical problems by providing customers with ever increasing design efficiency, reduced time to market and lower unit costs. Customers leverage Resonant’s disruptive capabilities to design cutting edge filters and modules, while capitalizing on the added stability of a diverse supply chain through Resonant’s fabless ecosystem-the first of its kind. Working with Resonant, customers enhance the connectivity of current mobile devices, while preparing for the demands of emerging 5G applications.

To learn more about Resonant, view the series of videos published on its website that explain Resonant's technologies and market positioning:

•	Infinite Synthesized Networks, ISN Explained

•	What is an RF Filter?

•	RF Filter Innovation

•	Transforming the Mobile Filter Supply Chain
For more information, please visit www.resonant.com.

About Resonant’s ISN® Technology
Resonant can create designs for difficult bands, modules and other complex RF Front End requirements that we believe have the potential to be manufactured for half the cost and developed in half the time of traditional approaches. ISN is a suite of proprietary mathematical methods, software design tools and network synthesis techniques that enable us to explore a much larger set of possible design solutions that regularly incorporate our proprietary technology. We then quickly deliver design simulations to our customers, which they manufacture or have manufactured by one of our foundry partners. These improved solutions still use Surface Acoustic Wave (SAW) or Temperature Compensated Surface Acoustic Wave (TC-SAW) manufacturing methods and perform as well as those using higher cost manufacturing methods such as Bulk Acoustic Wave (BAW). Resonant's method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab. In addition, because Resonant's models are fundamental, integration with its foundry and fab customers is seamless because its models speak the "fab language" of basic material properties and dimensions.

Safe Harbor / Forward-Looking Statements
This press release contains forward-looking statements, which include the following subjects, among others: the status of filter designs under development, the capabilities of our filter designs, the timing and amount of future royalty streams, our views on future financial performance and the timing for reaching cash flow break-even, the sufficiency of our cash for planned operations, and the potential future licensing of our designs to existing and new customers. Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: our limited operating history; our ability to complete designs that meet customer specifications; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; our customers’ ability to sell products incorporating our designs to their OEM customers; changes in our expenditures and other uses of cash; the ability of our designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

Investor Relations Contact:
Greg Falesnik
MZ North America
1-949-385-6449
Greg.Falesnik@mzgroup.us

Resonant Inc.
Condensed Consolidated Balance Sheets

	March 31, 2018	December 31, 2017
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$7,767,000	$19,524,000
Investments held-to-maturity	25,085,000	—
Other current assets	668,000	686,000
TOTAL CURRENT ASSETS	$33,520,000	$20,210,000
PROPERTY AND EQUIPMENT, NET	1,380,000	1,354,000
TOTAL NONCURRENT ASSETS	2,245,000	2,196,000
TOTAL ASSETS	$37,145,000	$23,760,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,305,000	$2,958,000
Other current liabilities	278,000	143,000
TOTAL CURRENT LIABILITIES	$2,583,000	$3,101,000
TOTAL LONG-TERM LIABILITIES	13,000	11,000
STOCKHOLDERS’ EQUITY
Common stock	26,000	20,000
Additional paid-in capital	107,973,000	88,447,000
Accumulated other comprehensive income loss	14,000	(7,000)
Accumulated deficit	(73,464,000)	(67,812,000)
TOTAL STOCKHOLDERS’ EQUITY	34,549,000	20,648,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$37,145,000	$23,760,000

Resonant Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
REVENUE	$157,000	$171,000	$156,000
OPERATING EXPENSES
Research and development	3,254,000	3,089,000	2,240,000
General and administrative	2,665,000	2,705,000	2,844,000
TOTAL OPERATING EXPENSES	5,919,000	5,794,000	5,084,000
OPERATING LOSS	(5,762,000)	(5,623,000)	(4,928,000)
OTHER INCOME (EXPENSE), NET
Interest and investment income	48,000	28,000	9,000
Warrant inducement expense	—	(2,688,000)	—
Other expense	(2,000)	(3,000)	—
TOTAL OTHER INCOME (EXPENSE), NET	46,000	(2,663,000)	9,000
LOSS BEFORE INCOME TAXES	(5,716,000)	(8,286,000)	(4,919,000)
Provision for (benefit from) income taxes	—	26,000	(25,000)
NET LOSS	$(5,716,000)	$(8,312,000)	$(4,894,000)
NET LOSS PER SHARE – BASIC AND DILUTED	$(0.28)	$(0.48)	$(0.37)
Weighted average shares outstanding — basic and diluted	20,176,372	17,335,071	13,393,190

Resonant Inc.
Reconciliation of Non-GAAP Information
(Unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017

Net loss (GAAP)	$(5,716,000)	$(8,312,000)	$(4,894,000)
Add (subtract) the following items:
Interest income	(48,000)	(28,000)	(9,000)
Warrant inducement expense	—	2,688,000	—
Stock compensation R&D	539,000	879,000	252,000
Stock compensation G&A	424,000	1,218,000	441,000
Depreciation and amortization R&D	174,000	146,000	130,000
Depreciation and amortization G&A	21,000	21,000	58,000
Provision for (benefit from) income taxes	—	26,000	(25,000)
Adjusted EBITDA (non-GAAP)	$(4,606,000)	$(3,362,000)	$(4,047,000)
NET EBITDA PER SHARE – BASIC AND DILUTED (non-GAAP)	$(0.23)	$(0.19)	$(0.30)
Weighted average shares outstanding — basic and diluted	20,176,372	17,335,071	13,393,190